EXHIBIT 99.1

FY 2005 Executive Bonus Plan

for CMGI, Inc.

Plan Objective:

To attract, motivate and retain key executive talent for CMGI.

Eligibility:

Selected executives of CMGI who have an important impact on the overall business goals and objectives CMGI.

Measurements & Financial Objectives:

The Measurements and Financial Objectives for the various regions or functional areas of CMGI are as set forth on Addendum A to this bonus plan.

Non-GAAP Operating Income is defined as Operating Income/Loss excluding in-process research & development expenses, depreciation, amortization, long-lived asset impairment and restructuring charges.

Both Non-GAAP Operating Income/(Loss) and Cash Usage will be measured prior to any @Ventures activity.

Actual business performance will be based on the annual achievement of the defined financial objectives against the FY 2005 Budget, as approved by CMGI’s Board of Directors. CMGI reserves the right to modify the budget and financial objectives as necessary based on business changes associated with mergers, acquisitions, divestitures, shutdowns or other business situations, which also requires approval from the CMGI Board of Directors.

Program Funding:

The bonus payout pool will be determined by CMGI consolidated business performance. Exact funding for the bonus pool for CMGI will be driven by the ability of CMGI to meet or exceed its consolidated budgeted financial objectives as approved by CMGI’s Board of Directors.

Overall business performance generally has a direct correlation to individual performance. However, the bonus plan provides for discretion in recognizing individual accomplishments against goals and objectives, in addition to business performance. All executives enrolled in the FY 2005 Executive Bonus Plan must have clearly documented goals and objectives in order to be eligible for the Individual Performance measurement. In the case of each participant, any bonus payment for Individual Performance shall be based on (i) accomplishments against documented individual goals and objectives, (ii) overall bonus pool funding, and/or (iii) if in the sole discretion of the CMGI Board of Directors such bonus payment is warranted.

Payout Table:

The tables below will be used to determine the bonus pool based on final CMGI consolidated business performance.

A minimum performance threshold of 90% must be achieved for pool funding associated with each of the Revenue, Non-GAAP Operating Income and Cash Flow/(Usage) financial objectives. The maximum pool funding based on business performance is 200%. Between 90% and 100%, every 1% increase or decrease in performance equals a 5% increase or decrease in funding. Between 100% and 140%, every 1% increase or decrease in performance equals a 2.5% increase or decrease in funding.

Business Performance	<90%	90%	100%	120%	140	% or >
Pool Funding	0%	50%	100%	150%	200%

Timing of Payment:

Any earned bonus payments will be measured on an annual basis and paid annually. Payments will be determined after all companies have submitted their actual performance against the FY 2005 Budget.

Employment Status:

In order to be eligible to receive any bonus payment under this Plan, participants must be actively employed by CMGI at the time annual bonus payments are made, which will be as soon as administratively possible following the close of the fiscal year. If a participant is a new hire during the year or had a bonus change during the year, he or she will be eligible for a pro-rated bonus payment based on time worked during the plan year. If a participant voluntarily leaves CMGI prior to the time the bonus payments are made, he/she will be ineligible to receive any bonus payment. If a participant is involuntarily terminated by CMGI, for reasons other than cause, prior to the time the bonus payments are made, he/she may, in certain circumstances, be eligible for consideration for a pro-rated bonus payment based on Board of Directors discretion and time worked during the plan year. If a participant transfers to any CMGI controlled subsidiary, he/she will be eligible for a pro-rated bonus payment based on Board of Directors discretion and for the time worked during the plan year.

Administration:

The CMGI Board of Directors shall administer this plan. The CMGI Board of Directors reserves the right to apply its discretion to bonus plan eligibility, overall bonus funding and payment of bonuses. The CMGI Board of Directors reserves the right to amend or terminate this plan at any time. The CMGI Board of Directors also reserves the right to modify the financial objectives and FY 2005 Budget at any time based on business changes during the year. This plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Addendum A

The following are the bases and weighting for the Executive Bonus plan:

Measurement	Weighting
1. CMGI Consolidated Budget
Financial Objectives:*
• Revenue	25%
• Non-GAAP Operating Income/(Loss)	25%
• Cash Flow/(Usage)	25%

2. Individual Performance
• Based on achievement against individual goals & objectives	25%

*	Per approved fiscal 2005 Budget